UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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[ X]	Definitive Proxy Statement
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Excelsior LaSalle Property Fund, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXCELSIOR LASALLE PROPERTY FUND, INC.
C/O UST ADVISERS, INC.
225 HIGH RIDGE ROAD
STAMFORD, CONNECTICUT 06905
(203) 352-4497

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
JUNE 13, 2008

TO THE STOCKHOLDERS OF EXCELSIOR LASALLE PROPERTY FUND, INC.:

NOTICE IS HEREBY GIVEN THAT the 2008 annual meeting of the stockholders of Excelsior LaSalle Property Fund, Inc. (the “Fund”) will be held at 10:30 a.m. local time on Friday, June 13, 2008 at the executive offices of the Fund at 225 High Ridge Road, Stamford, Connecticut 06905 for the following purposes:

1.           To elect five directors to the board of directors of the Fund for the ensuing year and until their successors are elected; and

2.           To transact such other business as may properly come before the meeting and any adjourned session of the meeting.

Only stockholders of record at the close of business on March 24, 2008 are entitled to notice of, and to vote at, the meeting and any adjourned session.

By Order of the Board of Directors of the Fund

/s/ Marina Belaya
Marina Belaya
Secretary
May 13, 2008

YOUR VOTE IS IMPORTANT WITHOUT REGARD TO THE NUMBER OF SHARES YOU OWN ON THE RECORD DATE. ALTHOUGH YOU ARE INVITED TO ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON, IF YOU ARE UNABLE TO ATTEND, YOU CAN VOTE EASILY AND QUICKLY BY MAIL OR OVER THE INTERNET OR BY TOUCH-TONE TELEPHONE. IN ORDER TO VOTE BY MAIL, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY BALLOT, DATE AND SIGN IT, AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO VOTE BY TOUCH-TONE TELEPHONE OR OVER THE INTERNET, FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

IF, AFTER VOTING, YOU LATER DECIDE TO CHANGE YOUR VOTE, YOU MAY DO SO BY ATTENDING THE MEETING, INCLUDING ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, REVOKING YOUR PROXY AND VOTING YOUR SHARES IN PERSON, OR BY SUBMITTING A NEW VOTE BY PROXY, VIA THE INTERNET OR BY TOUCH-TONE TELEPHONE. YOUR SUBSEQUENT VOTE WILL SUPERSEDE ANY VOTE YOU PREVIOUSLY MADE.

EXCELSIOR LASALLE PROPERTY FUND, INC.

225 HIGH RIDGE ROAD

STAMFORD, CONNECTICUT 06905

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

What is this document and why have I received it?

This proxy statement and the enclosed proxy card are being furnished to you, as a stockholder of Excelsior LaSalle Property Fund, Inc. (the “Fund”), because the board of directors of the Fund is soliciting your proxy to vote at the 2008 annual meeting of stockholders. The meeting will be held at the executive offices of the Fund at 225 High Ridge Road, Stamford, Connecticut 06905, at 10:30 a.m. local time on Friday, June 13, 2008 and at any adjournments or postponements of the annual meeting. This proxy statement contains information that stockholders should consider before voting on the proposal to be presented at the meeting.

We intend to mail this proxy statement and accompanying proxy card on or about May 13, 2008 to all stockholders of record entitled to vote at the annual meeting.

What is to be considered at the meeting?

There is one proposal expected to be presented at the meeting: the election of five directors to the board of directors of the Fund for the ensuing year and until their successors are elected.

How is this solicitation being made?

This solicitation is being made primarily by the mailing of these proxy materials. Supplemental solicitations may be made by mail or telephone by officers and representatives of the Fund, or its affiliates, who will receive no extra compensation for their services. The expenses in connection with this solicitation, including preparing and mailing these proxy materials, will be borne by the Fund. The Fund will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Shares.  The Fund does not currently anticipate engaging a professional proxy solicitation firm to assist in the solicitation of proxies.

Where can I get more information about the Fund?

In connection with this solicitation, the Fund has provided its stockholders with an annual report that contains the Fund’s audited financial statements. The Fund also files reports and other documents, including this proxy statement, with the Securities and Exchange Commission (“SEC”). You can view these documents at the SEC’s website at www.sec.gov.

What are the voting rights and quorum requirements?

Holders of record of our Class A common stock, $0.01 par value per share (the “Common Stock” or “Shares”) at the close of business on March 24, 2008 will be entitled to vote at the annual meeting. As of the close of business on March 24, 2008, there were 3,601,913 Shares outstanding. Each whole Share is entitled to one vote and each fraction of a Share is entitled to a proportionate fraction of a vote.

The presence, in person or by proxy, of 15% of the outstanding Shares of the Fund entitled to vote at the meeting is required in order for a quorum to be constituted. If a quorum is not present at the meeting, or if a quorum is present but sufficient votes (as described below) to approve the proposal are not received, the chairman of the meeting or the stockholders entitled to vote at the meeting, present in person or by proxy, may adjourn the meeting from time to time to a date not more than one hundred twenty (120) days from the original date of the meeting to permit further solicitation of proxies. For purposes of determining the presence of a quorum and counting votes on the matters presented, Shares represented by abstentions will be counted as present, but not as votes cast, at the meeting.

What is the required vote for the election of directors?

The election of each nominee for director requires the approval of a plurality of all the votes cast at the meeting in person or by proxy.

How do I vote if I am a registered stockholder?

If you are a registered stockholder (that is, if your stock is registered on the Fund’s records in your name and not in the name of your broker or nominee), you may vote in person by attending the meeting at the Fund’s offices listed above.  Additionally, stockholders may use any of the following three options for submitting their votes prior to the annual meeting:

1.	via the Internet by going to www.proxyweb.com and following the on-screen directions;

2.	by phone by calling the number listed on the proxy card and following the instructions; or

3.	by mail by marking, signing, dating and returning the enclosed proxy card.

If you vote by telephone or Internet, you do not need to mail your proxy card. See the attached proxy card for more instructions on how to vote your Shares.

All proxies that are properly executed and received by the Secretary prior to the meeting, and are not revoked, will be voted at the meeting. Shares represented by properly executed proxies will be voted in accordance with the instructions on those proxies. If no specification is made on a properly executed proxy, it will be voted FOR the election of each of the nominees set forth in Proposal 1.

Even if you plan to attend the annual meeting in person, we urge you to return your proxy card or submit a proxy by telephone or on the Internet to assure the representation of your Shares at the annual meeting.

How do I vote if I hold my shares in “street name”?

If your Shares are held by your bank or broker as your nominee (that is, in “street name”), you will need to obtain a proxy or voting instruction form from the institution that holds your Shares and follow the instructions included on that form regarding how to instruct your broker to vote your Shares.

If your shares are held in street name and you wish to attend the meeting and/or vote in person, you must bring your broker or bank voting instruction card and a proxy, executed in your favor, from the record holder of your shares. In addition, you must bring a valid government-issued photo identification, such as a driver’s license or a passport.

How are votes counted?

For purposes of counting votes on the matters presented, Shares represented by abstentions will be counted as present, but not as votes cast, and will have no effect on the results of the vote. Since banks and brokers will have discretionary authority to vote your Shares in the absence of your voting instructions with respect to the only proposal to be submitted to stockholders, there will be no “broker non-votes.”

Can I change my vote after submitting my proxy?

You may revoke a previously submitted proxy at any time prior to the meeting in any of three ways:

1.
You may submit a written notice of revocation to the Secretary of the Fund, c/o Client Service, 225 High Ridge Road, Stamford, Connecticut 06905. To be effective, such notice must be received prior to the meeting, must be signed and must include your name and account number.

2.	You may submit another proxy with a later date if received prior to the meeting.

3.	You may attend the annual meeting and vote in person.

If the Fund receives votes by telephone or over the Internet, it will use procedures reasonably designed to authenticate stockholders’ identities, to allow stockholders to authorize the voting of their Shares in accordance with their instructions, and to confirm that their instructions have been properly recorded. Proxies voted by telephone or over the Internet may be revoked at any time before they are voted in the same manner that proxies voted by mail may be revoked.

If your Shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in the Fund’s proxy materials for its 2009 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), your proposal must be submitted in writing by January 15, 2009 to the Fund’s Secretary, c/o Client Service, 225 High Ridge Road, Stamford, Connecticut 06905. Failure to deliver a proposal by this date may result in it not being deemed timely received.

If you wish to submit a proposal that is not to be included in the Fund’s proxy materials for its 2009 annual meeting or nominate a director, for your proposal or nomination to be timely in accordance Exchange Act Rules 14a-5(e)(2) and 14a-4(c)(1), you must submit your proposal or nomination to the Fund’s Secretary at the address in the preceding paragraph by March 30, 2009.

PROPOSAL 1: ELECTION OF DIRECTORS

At the annual meeting, five directors are to be elected for the ensuing year and until their successors are elected and qualify. All such persons are currently directors of the Fund and have consented to be named in this statement and to continue to serve as directors of the Fund if elected. Pursuant to the Fund’s bylaws, the Fund currently has five directors, three of whom must be independent (collectively, the “Independent Directors”) of UST Advisers, Inc. (the “Manager”), a wholly-owned, indirect subsidiary of Bank of America Corporation (“BAC”), and the Fund’s advisor, LaSalle Investment Management, Inc. (the “Advisor”). Pursuant to the Fund’s bylaws, one of the remaining two directors must be an officer, director or employee of the Manager or its affiliate and the other must be an officer, director or employee of the Advisor or its affiliate (collectively, the “Affiliated Directors”). The Fund’s bylaws also provide that the Manager has the non-exclusive authority to nominate a slate of directors that will include the Affiliated Directors. Pursuant to the Nominating/Governance Committee Charter, the Nominating/Governance Committee will make recommendations for Independent Directors to our full board of directors.

In this regard, the Nominating/Governance Committee has recommended to the Board that Mr. McDevitt, Mr. Bulkeley and Ms. Breen be nominated for re-election as the Fund’s Independent Directors. In addition, the Manager and our board of directors have nominated (i) Virginia G. Breen, Jonathan B. Bulkeley and Thomas F. McDevitt as the Independent Directors and (ii) David R. Bailin and Peter H. Schaff as the Affiliated Directors. Each of the nominees, except Mr. Bailin, has served on the Fund’s board of directors since the initial closing of the sale of Shares on December 23, 2004. Mr. Bailin has served on the Fund’s board of directors since September 26, 2006.

The following table provides information about the nominees to the board as of March 24, 2008:

Name	Age	Position Held with the Fund

Thomas F. McDevitt	51	Chairman of the Board of Directors

David R. Bailin	48	Director

Virginia G. Breen	43	Director

Jonathan B. Bulkeley	47	Director

Peter H. Schaff	50	Director

DIRECTORS

All directors hold office until his or her successor is elected and qualifies, subject to death, resignation, retirement, disqualification or removal from office.

Thomas F. McDevitt, Chairman of the Board, has been a director of the Fund since December 2004. Mr. McDevitt is the Managing Partner of Edgewood Capital Partners, an investment firm focused on making and managing investments in the real estate and mortgage arenas. Prior to founding Edgewood Capital Partners in 2002, Mr. McDevitt was a Managing Director in charge of the Large Loan ($30 to $100 million) Commercial Mortgage Backed Securitization Group at Societe Generale. He was also a founder and active partner of Meenan, McDevitt & Co. from 1991 until it was sold to Societe Generale in 1998. Meenan, McDevitt & Co. was a broker dealer and investment banking firm that acted as agent for over $5 billion of transactions spread over a number of asset classes. From 1988 to 1991, Mr. McDevitt ran the commercial mortgage syndication desk at Citibank, and from 1984 to 1987 he was responsible for commercial mortgage sales in the Mid-Atlantic region of the United States. Mr. McDevitt is currently a director of the Excelsior Absolute Return Fund of Funds Master Fund, LLC, Excelsior Absolute Return Fund of Funds, LLC, UST Global Private Markets Fund, LLC and Excelsior Buyout Investors, LLC, which are funds registered under the Investment Company Act. He was also a director of Quadra Realty Trust, Inc. from 2007 to 2008, which, prior to being acquired in March 2008, was a publicly traded real estate investment trust listed on the New York Stock Exchange, or the NYSE.

David R. Bailin has been a director of the Fund since September 2006. Mr. Bailin was designated as a director by the Manager. Mr. Bailin joined BAC in July 2007 via BAC’s acquisition of U.S. Trust Corporation (“U.S. Trust”), which he joined in 2006, and is responsible for managing the Alternative Investment Solutions, a business unit within Global Wealth & Investment Management (“GWIM”), a division of BAC. At U.S. Trust, Mr. Bailin was responsible for managing U.S. Trust’s Alternative Investment Division.  Before joining U.S. Trust, Mr. Bailin was a co-founder of Martello Investment Management, a hedge fund-of-funds specializing in trading strategies from March 2002 to March 2006.  Prior to establishing Martello, Mr. Bailin was Chief Operating Officer and Partner of Violy, Byorum and Partners, LLC, an investment banking firm focusing on Latin America from January 2000 to January 2002. He was also previously an Executive Vice President at two hedge fund companies, Ellington Management Group, LLC and John W. Henry & Co., Inc., responsible for marketing and sales. Prior to joining John W. Henry & Co., Inc., Mr. Bailin was Managing Director of Global Asset Management (“GAM”) in New York. At GAM, he was responsible for overseeing the international distribution of GAM’s hedge funds and fund-of-funds. Before joining GAM, Mr. Bailin conducted real estate acquisitions and financings as Vice President of Geometry Asset Management in New York and as President of Warner Financial, LP, an investment advisory and turn-around management consulting business based in Boston, Massachusetts. Mr. Bailin holds an M.B.A. from Harvard University and a B.A. from Amherst College.

Virginia G. Breen has been a director of the Fund since December 2004. Ms. Breen has been a partner and co-founder of Blue Rock Capital, a private equity fund focused on investing in early-stage information technology and service businesses in the Eastern United States since August 1995. She has also been a partner of the Sienna Limited Partnership IV, L.P., which focuses on investing in early and expansion-stage private companies in consumer products, information technology and business service nationwide. Previously, Ms. Breen was a Vice President with the Sprout Group, the venture capital affiliate of Donaldson, Lufkin & Jenrette (now Credit Suisse First Boston), where she worked from 1988 to 1995. Ms. Breen was also an Investment Analyst with Donaldson, Lufkin & Jenrette’s Investment Banking Group and, prior to that, worked as a Systems Analyst and Product Marketing Engineer at Hewlett-Packard. Ms. Breen is currently a director of the Excelsior Absolute Return Fund of Funds Master Fund, LLC, Excelsior Absolute Return Fund of Funds, LLC, UST Global Private Markets Fund, LLC, Excelsior Buyout Investors, LLC and UBS Multi-Strategy Fund, L.L.C., which are funds registered under the Investment Company Act. Ms. Breen received an A.B. in Computer Science with Electrical Engineering from Harvard College and her M.B.A. with Highest Honors from Columbia University.

Jonathan B. Bulkeley has been a director of the Fund since December 2004. Mr. Bulkeley has been the Chief Executive Officer of Scanbuy, a wireless software company, since February 2006. Prior to Scanbuy, Mr. Bulkeley was an owner of Achilles Partners, an advisory firm, from March 2002 to February 2006. Mr. Bulkeley served as Chairman and Chief Executive Officer of Lifeminders, an online direct marketing company, from February 2001 until Lifeminders was sold in October, 2001. Prior to Lifeminders, Mr. Bulkeley was the Chief Executive Officer of barnesandnoble.com from 1998 to 2000 and was responsible for barnesandnoble.com’s IPO, which at the time was the largest Internet IPO in history. From 1993 to 1998, Mr. Bulkeley worked at America Online (“AOL”). He was managing director of AOL’s joint venture with Bertelsmann Online in the United Kingdom. He also served as vice president of business development and General Manager of media at AOL. Before joining AOL in 1993, Mr. Bulkeley spent eight years at Time Inc. in a variety of roles, including director of marketing and development for Money magazine for three years. Mr. Bulkeley is currently a director of the Excelsior Absolute Return Fund of Funds Master Fund, LLC, Excelsior Absolute Return Fund of Funds, LLC, UST Global Private Markets Fund, LLC and Excelsior Buyout Investors, LLC, which are funds registered under the Investment Company Act. Mr. Bulkeley is also currently on the board of directors of The Readers Digest Association and Spark Networks, Inc. In addition, Mr. Bulkeley serves on the advisory boards of three private equity funds, The Jordan Edminston Venture Fund in New York, Elderstreet Capital Partners in London and Jerusalem Global Venture Partners in Israel. Mr. Bulkeley has served previously as Non Exec Chairman of QXL Ricardo plc, Non Exec Vice Chairman of Edgar Online, Chairman of Logikeep and Chairman of the Yale Alumni magazine and on the board of directors of Global Commerce Zone, Instant Dx, Cross Media Marketing Corp and the Hotchkiss School. Mr. Bulkeley received his B.A. in African Studies from Yale University in l982.

Peter H. Schaff  has been a director of the Fund since May 2004. Mr. Schaff was designated as a director by the Advisor. Mr. Schaff is an International Director and has been the Regional Chief Executive Officer of the Advisor’s North American Private Equity business since 2005. Mr. Schaff serves on the Advisor’s North American Private Equity Investment and Allocation Committees, and also on its Global Management Committee. Since joining the

Advisor in 1984, Mr. Schaff has had extensive experience in all aspects of institutional real estate investment management, including acquisitions, joint ventures, financings, redevelopments, and dispositions. Prior to joining the Advisor, Mr. Schaff was a Banking Officer of Continental Illinois National Bank, working on private debt placements, interest rate swaps and related financial products. Mr. Schaff holds an undergraduate degree from Stanford University and an M.B.A. from the University of Chicago Graduate School of Business. Mr. Schaff is a member of the Urban Land Institute and the Pension Real Estate Association.

The election of each director requires the approval of a plurality of all the votes cast at the meeting in person or by proxy.

The Fund’s board of directors recommends a vote “FOR” each of the listed nominees.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

INDEPENDENCE OF BOARD OF DIRECTORS

After review of all relevant transactions or relationships between each director, or any of his or her family members and the Fund, our senior management and our independent registered public accounting firm, our board of directors has affirmatively determined that Mr. McDevitt, Ms. Breen and Mr. Bulkeley are independent directors within the meaning of the applicable NYSE listing standards.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors has standing Audit and Nominating/Governance Committees. The functions of each committee are detailed in their respective committee charters. The Audit Committee and Nominating/Governance Committee charters are attached to this proxy statement as Annexes A and B, respectively.  Both of the Fund’s committees include our Independent Directors (Ms. Breen, Mr. Bulkeley and Mr. McDevitt). The Fund does not have a compensation committee, as it does not compensate its executive officers or its Affiliated Directors. Recommendations with respect to compensation of our Independent Directors are made to our board of directors by our Nominating/Governance Committee.

During the fiscal year ended December 31, 2007, the board of directors met seven times, and each director attended at least 75% of the board meetings and applicable committee meetings held during the period for which he or she was a director.

The Fund does not have a formal policy requiring directors to be present at annual meetings of stockholders, although the Fund does encourage their attendance.

Audit Committee.

The Audit Committee’s function is to assist the board in fulfilling its responsibility to oversee the quality and integrity of the Fund’s financial reporting and the audits of its financial statements. The Audit Committee is comprised of all of the Independent Directors and its duties include the appointment, retention and oversight of the Fund’s independent auditors. Ms. Breen, Mr. Bulkeley and Mr. McDevitt, each of whom meets the qualifications for audit committee independence under the rules of the NYSE, have been appointed to serve as members of the Audit Committee. Mr. Bulkeley serves as the Chairperson of the Audit Committee and our board of directors has determined that each of Ms. Breen and Mr. Bulkeley qualifies as an “audit committee financial expert” as that term is defined by SEC rules. The Audit Committee must have at least three members and be comprised solely of members of our board that meet the independence criteria of the NYSE. The members of the Audit Committee meet the requirements of the NYSE regarding independence of audit committee members.  These requirements are more stringent than the general independence criteria for independent directors.  The Audit Committee held five meetings during the year ended December 31, 2007.

Nominating/Governance Committee.

The Nominating/Governance Committee is comprised of all of the directors and its duties include identifying and recommending to the board of directors qualified individuals designated as nominees for election as directors, and developing and recommending any changes to the corporate governance guidelines of the Fund to our board of directors. Since the entire board of directors serves as the Nominating/Governance Committee, the entire board determines the compensation of our Independent Directors.  The Nominating/Governance Committee held one meeting during the fiscal year ended December 31, 2007.

In evaluating a candidate for director, the Nominating/Governance Committee will assess the candidate’s qualifications based on the following minimum criteria:

•	the candidate’s knowledge in matters relating to the real estate industry;

•	any experience possessed by the candidate as a director or senior officer of public companies;

•	the candidate’s educational background;

•	the candidate’s reputation for high ethical standards and personal and professional integrity;

•	any specific financial, technical or other expertise possessed by the candidate, and the extent to which such expertise would complement our board’s existing mix of skills and qualifications;

•
the candidate’s perceived ability to contribute to the ongoing functions of our board, including the candidate’s ability and commitment to attend meetings regularly and work collaboratively with other members of our board;

•
the candidate’s ability to qualify as an independent director under the requirements of the NYSE, the candidate’s independence from the Fund’s service providers and the existence of any other relationships that might give rise to conflict of interest or the appearance of a conflict of interest;

•	the candidate’s age relative to any age limitation on nominations; and

•
such other factors as the Nominating/Governance Committee determines to be relevant in light of the existing composition of our board and any anticipated vacancies or other transitions (e.g., whether or not a candidate is an “audit committee financial expert” under the federal securities laws).

The Nominating/Governance Committee will also consider recommendations from stockholders of individuals to serve as directors of the Fund using the same criteria set forth above with respect to other nominees. Stockholder nominations must be delivered, in writing, to the Fund’s Secretary at the Fund’s principal executive office and addressed to the Fund’s Nominating/Governance Committee not less than 90 days before the Fund’s annual meeting. Such stockholder nomination must include all necessary information relating to the nominee required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including the individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). Stockholders should also submit information relevant to the qualification criteria set forth above.

In accordance with the Fund’s bylaws, one director of the Fund will be an officer, director or employee of the Manager or its affiliates for so long as the Manager is the manager of the Fund and one director of the Fund will be an officer, director or employee of the Advisor or its affiliates for so long as the Advisor is the advisor of the Fund.

REPORT OF THE AUDIT COMMITTEE1

The Audit Committee’s purpose is to assist in fulfilling our board of directors’ responsibility to oversee the quality and integrity of the Fund’s financial reporting, internal controls and audits of the financial statements of the Fund by its independent registered public accounting firm. The Audit Committee is made up solely of independent directors, as defined under the rules of the NYSE, and it operates under a written charter adopted by our board of directors, a copy of which is attached as Annex A to this proxy statement. The Fund intends for the composition of the Audit Committee, and the attributes of its members and its responsibilities, as reflected in its charter, to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

In accordance with law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Fund’s independent registered public accounting firm. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and to the auditors on the basis of the information it receives; discussions with management and the auditors; and the experience of the Audit Committee’s members in business, financial and accounting matters.

As part of its ongoing activities, the Audit Committee has:

•	reviewed and discussed the Fund’s audited financial statements for the fiscal year ended December 31, 2007 with management;

•
discussed with Pricewaterhouse Coopers LLP (“PwC”) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3600T; and

•	received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 and has discussed with PwC its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Audit Committee

Virginia G. Breen

Jonathan B. Bulkeley (Chairperson)

Thomas F. McDevitt

1  The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Fund under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

EXECUTIVE OFFICERS

The following sets forth certain biographical information for each of our executive officers as of March 24, 2008.

Henry I. Feuerstein, age 56, has been Chief Executive Officer of the Fund since September 2006. Mr. Feuerstein is a Senior Vice President of GWIM’s Alternative Investment Solutions. He joined BAC in July 2007 via BAC’s acquisition of U.S. Trust.  At U.S. Trust, Mr. Feuerstein was head of Alternative Investments Division for Real Estate and Private Equity. In this capacity, Mr. Feuerstein oversaw groups making direct and fund investments across the investment categories of real estate and private equity. Prior to joining U.S. Trust, Mr. Feuerstein served as a managing director at Cohen & Company Real Estate, a brokerage firm specializing in the sale of shopping centers throughout the United States. Prior to Cohen & Company Real Estate, Mr. Feuerstein was a partner at McLaughlin and Stern, a prominent New York City boutique law firm. As senior partner of the Real Estate department, he oversaw the transactions of the law firm’s real estate clients – primarily the acquisition of commercial and residential properties, new ground-up development, retail, shopping center and office leasing, and brokerage. Mr. Feuerstein’s career has also included the acquisition of real estate. During the years 1986-1991, he formed partnerships to acquire apartment buildings in New York City and shopping centers in Westchester. Mr. Feuerstein began his career as a real estate attorney in 1977. Mr. Feuerstein holds a J.D. degree from Columbia University and two B.S. degrees from the Massachusetts Institute of Technology.

Steven Suss, age 48, has been an Officer of the Fund since April 2007. Mr. Suss is our Chief Financial Officer and the Chief Financial Officer of the Alternative Investment Solutions of GWIM and is responsible for managing the financial reporting and operational affairs of the investment vehicles within the group.  Mr. Suss joined BAC in July 2007 via BAC’s acquisition of U.S. Trust, which he joined in April 2007.  Prior to joining the Fund, Mr. Suss served as the Chief Financial Officer and Chief Compliance Officer of Heirloom Capital Management, L.P. (“Heirloom”), an SEC-registered investment adviser focused on investing in small to medium capitalized consumer, healthcare and technology companies, from May 2002 until September 2006. Mr. Suss was responsible for, among other things, all accounting and tax functions for all legal entities and managed accounts affiliated with Heirloom and investor communications. From September 1997 until January 2002, Mr. Suss served as the Chief Financial Officer and Vice President of Westway Capital LLC, an organization dedicated to achieving high performance returns by investing in technology and technology-related companies. Mr. Suss received a B.B.A. from the University of Texas at Austin.

COMPENSATION

EXECUTIVE COMPENSATION

We do not compensate our executive officers and have no employees as all operations are performed by either the Manager pursuant to the Management Agreement or the Advisor pursuant to the Advisory Agreement. Furthermore, we do not have any stock based compensation plans. See “Transactions with Related Persons and Certain Control Persons” below for descriptions of the Management Agreement and the Advisory Agreement.

DIRECTOR COMPENSATION

The following director compensation table sets forth the compensation paid to our Independent Directors in fiscal year 2007 for services to the Fund. Affiliated Directors are not compensated by the Fund for their service on our board of directors.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Virginia G. Breen	29,250	29,250
Jonathan B. Bulkeley	28,750	28,750
Thomas F. McDevitt (Chairman)	33,000	33,000
Total	91,000	91,000

The Independent Directors other than the Chairman receive $2,000 and the Chairman receives $2,500 for each quarterly board meeting attended in person.  Each Independent Director receives $1,000 for each quarterly meeting attended by telephone.  Each Independent Director also receives $1,000 for each special meeting attended.

For the year ended December 31, 2007, Ms. Breen received an annual retainer of $12,000 and Messrs. Bulkeley and McDevitt each received an annual retainer of $13,000 for their services.  For the year ended December 31, 2008, Ms. Breen and Mr. Bulkeley each will receive an annual retainer of $40,000 and Mr. McDevitt will receive an annual retainer of $41,000.

All directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of our board of directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors.

Each Audit Committee member receives $750 for each quarterly or special Audit Committee meeting attended. In addition, the Chairperson of the Audit Committee receives an annual retainer of $1,000 for his services.

Our board of directors is responsible for determining the form and amount of Independent Director compensation after consideration of the recommendation of the Nominating/Governance Committee, which is comprised of all our directors. In addition, our executive officers make recommendations regarding the compensation level for the Independent Directors and provide comparison data. Pursuant to its charter, the Nominating/Governance Committee periodically assesses the level of Independent Director compensation. The Nominating/Governance Committee considers the responsibilities and duties of the Independent Directors and the time required to perform those duties. Our board of directors in determining the level of Independent Director compensation and the Nominating/Governance Committee in making its recommendation attempt to be consistent with market practices, but do not set compensation at a level that would call into question the Independent Directors’ objectivity.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Fund’s directors and executive officers, and persons who own more than ten percent of a registered class of the Fund’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Fund. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements were complied with.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our executive officers are compensated by the Manager or its affiliates and not by the Fund.  In 2007, our entire board of directors determined the compensation of our Independent Directors. As noted above, the Fund has no employees.  None of our directors are current or former officers of the Fund.  During the fiscal year ended December 31, 2007, none of the Fund’s executive officers served as:

•
a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the board of directors of the Fund; or

•	a director of another entity, one of whose executive officers served on the board of directors of the Fund.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 21, 2007, our audit committee selected PwC to serve as the Fund’s independent registered public accounting firm effective immediately for the fiscal year ended December 31, 2007. We are not submitting our audit committee’s selection of PwC as the Fund’s independent registered public accounting firm for ratification by our stockholders because doing so is not required by law.

Deloitte & Touche LLP (“D&T”), the Fund’s prior independent registered public accounting firm, was dismissed on March 21, 2007.  The change to PwC was not the result of any disagreement between the Fund and D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

On November 20, 2006, The Charles Schwab Corporation (“Schwab”) announced an agreement to sell U.S. Trust, a wholly-owned subsidiary of Schwab, to BAC (the “Sale”). The Sale of U.S. Trust included all of U.S. Trust’s subsidiaries, including the Manager and UST Securities Corp., the Fund’s placement agent.

On December 11, 2006, D&T informed the Fund that D&T is not independent of BAC, and that, effective upon the closing date of the Sale, D&T would no longer be able to serve as the Fund’s independent registered public accounting firm and provide any attest services to the Fund. In light of D&T’s inability to serve as the Fund’s independent registered public accounting firm upon closing of the Sale, the Fund’s audit committee sought an alternative independent registered public accounting firm to replace D&T.  On July 1, 2007, U.S. Trust Corporation and all of its subsidiaries, were acquired by BAC.

The independent auditors’ reports of D&T for the year ended December 31, 2006 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the Fund’s financial statements for the year ended December 31, 2006 and during the period from January 1, 2007 through March 21, 2007, the date of D&T’s dismissal, there were no disagreements between the Fund and D&T on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of D&T, would have caused D&T to make reference to the subject matter of the disagreement(s) in connection with its reports. During the year ended December 31, 2006 and from January 1, 2007 through March 21, 2007, the date of D&T’s dismissal, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

During the year ended December 31, 2006 and from January 1, 2007 through March 21, 2007, the date of D&T’s dismissal, the Fund did not consult with PwC regarding:

•	the application of accounting principles to a specified transaction;

•	the type of audit opinion that might be rendered on the Fund’s financial statements; or

•	any matter that was either the subject of a “disagreement” or a “reportable event” as those terms are defined in Item 304 of Regulation S-K.

The Fund provided D&T and PwC with a copy of the foregoing disclosures and an opportunity to make a statement in our proxy statement for last year regarding the foregoing disclosure if they so chose. Both D&T and PwC declined the opportunity to furnish such a statement.

Representatives of D&T and PwC are not expected to be present at the annual meeting and thus will not have an opportunity to make a statement nor be available to respond to questions.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following tables set forth the aggregate fees billed or to be billed to the Fund for services performed for the fiscal years ended December 31, 2006 and 2007 by D&T and PwC.

Year Ended December 31, 2006

	D&T	PwC	TOTAL

Audit fees	$301,500	$--	$301,500
Audit-related fees	72,500	--	72,500
Tax fees	70,800	--	70,800
All other fees	0	--	0
Total	$444,800	$--	$444,800

Year Ended December 31, 2007

	D&T	PwC	TOTAL

Audit fees	$21,000	$739,500	$760,500
Audit-related fees	--	48,800	48,800
Tax fees	115,600	--	115,600
All other fees	--	--	--
Total	$136,600	$788,300	$924,900

Audit fees.  The audit fees listed above for both D&T and PwC relate to professional services rendered for their audit of the Fund’s annual financial statements contained in the Fund’s annual report, audits of certain consolidated and unconsolidated affiliates of the Fund and reviews of the financial statements included in the Fund’s Quarterly Reports on Form 10-Q.  In addition, with respect to PwC’s fees for 2007, audit fees include fees relating to Section 404 of the Sarbanes-Oxley Act of 2002 and PwC’s issuance of an attestation report relating to our internal control over financial reporting.

Audit-related fees.  The audit-related fees listed above for both D&T and PwC relate to professional services rendered for assurance and related services that are reasonably related to the performance of the audit of the Fund’s financial statements (other than the audit fees described above).

Tax fees.  The tax fees listed above for D&T relate to professional services rendered for tax compliance, tax advice, and tax planning related to tax return preparation and miscellaneous tax services to the Fund.

All other fees.  There were no fees billed by D&T or PwC during the fiscal years ended December 31, 2007 and 2006 for products and services provided to the Fund, other than the fees described above.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

Except as set forth in our Audit Committee’s pre-approval policy described below, our Audit Committee must pre-approve all audit services and permissible non-audit services to be provided by the independent auditor to the Fund. Our Audit Committee must also review and approve in advance any proposal that the Manager or the Advisor, and any entity controlling, controlled by, or under common control with the Manager or the Advisor that provides ongoing services to the Fund (a “Service Affiliate”) employ the independent auditor to render non-audit services, if such engagement would relate directly to the operations and financial reporting of the Fund. As a part of its review, our Audit Committee will consider whether the provision of such services does not impact the auditors’ independence.

Our Audit Committee may delegate to one or more of its members (“Delegates”) authority to pre-approve the independent auditor’s provision of audit services or permissible non-audit services to the Fund, or the provision of non-audit services to the Manager or the Advisor. Any pre-approval determination made by a Delegate shall be presented to our full Audit Committee at its next meeting. Our Audit Committee will communicate any pre-approval made by it or a Delegate to the Manager and the Advisor, who will ensure that the appropriate disclosure is made in the Fund’s periodic reports and other documents as required under the federal securities laws.

In addition, our board of directors has adopted the following pre-approval policy with respect to non-audit services. Pre-approval by our Audit Committee of non-audit services is not required so long as:

1.
(A) with respect to the Fund, the amount of such permissible non-audit service provided to the Fund constitutes no more than 5% of the total amount of revenues paid to the independent auditor by the Fund during the fiscal year in which the services are provided;

(B) with respect to the Manager, Advisor or service provider affiliated with the Manager or the Advisor, the amount of any such non-audit service provided constitutes no more than 5% of the total amount of revenues paid to the independent auditor by the Fund, the Manager, Advisor and any affiliated service provider of the Manager or Advisor during the fiscal year in which the services are provided;

2.
such services under (1) above were not recognized by the Fund at the time of the engagement to be non-audit services and such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its delegate(s) prior to the completion of the audit.

Since December 31, 2005, all audit and non-audit services performed by D&T and PwC for the Fund, the Advisor and any Service Affiliates that required the pre-approval of the Fund’s Audit Committee were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our Common Stock as of March 24, 2008 by:

•	each of our directors;

•	each of our current executive officers and each person who served as our principal executive officer or principal financial officer at any time during 2007; and

•	all of our current directors and executive officers as a group.

To our knowledge, there is no person, or group of affiliated persons, that beneficially owns more than five percent of our Common Stock. Each stockholder’s percentage ownership in the following table is based on an aggregate of 3,601,913 Shares outstanding as of March 24, 2008. Information with respect to beneficial ownership has been furnished by each director and officer of the Fund.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. To our knowledge, subject to community property laws where applicable and except as noted otherwise, the persons named in this table have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Except as noted below with respect to Mr. Aufenanger, the address for each of the stockholders is c/o UST Advisers, Inc., 225 High Ridge Road, Stamford, Connecticut 06905.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock
Directors and Executive Officers
Thomas F. McDevitt	—	—
David R. Bailin	—	—
Virginia G. Breen	—	—
Jonathan B. Bulkeley	—	—
Peter H. Schaff	—	—
Henry I. Feuerstein	—	—
Steven L. Suss	—	—
Robert F. Aufenanger (1) 53-19 213th Street Bayside, NY 11384-1823	500(2)	*
All current executive officers and directors as a group (7 persons)	— (3)	—

*	Represents beneficial ownership of less than 1%.

(1)	Mr. Aufenanger resigned as Chief Financial Officer and Secretary of the Fund effective April 17, 2007.

(2)	Mr. Aufenanger shares voting and investment power with respect to these Shares with his wife.

(3)	Excludes 500 Shares held by Mr. Aufenanger, who is no longer an executive officer of the Fund.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

We have and will continue to have certain relationships with our Advisor and our Manager and their affiliates. However, there have been no direct financial transactions between us and our directors and officers or the directors and officers of our Advisor and Manager.

MANAGEMENT AGREEMENT

We are managed by the Manager pursuant to the Management Agreement. Director Bailin and each of our executive officers are employed by the Manager or its affiliates. The Manager provides us with certain management, administrative and other services, including, without limitation:

•
meeting with the senior executive officers of the Advisor regularly to discuss and review investment activities undertaken by the Advisor on behalf of the Fund, the performance of the Fund’s properties and any matters relating to the terms and conditions of the advisory agreement among the Fund, the Manager and the Advisor (the “Advisory Agreement”) and reporting to our board with respect thereto;

•
monitoring the Fund’s compliance with regulatory requirements (including, without limitation, applicable REIT and ERISA requirements) other than those requirements with respect to which compliance responsibility has been delegated to the Advisor pursuant to the terms of the Advisory Agreement, and with the Fund’s investment guidelines;

•	reviewing any working capital credit facility arranged by the Advisor and making recommendations to our board with respect thereto;

•	reviewing and arranging for payment of the expenses of the Fund;

•	supervising the entities which are retained by the Fund to provide administration, custody and other services to the Fund (other than the Advisor);

•
reviewing any services arrangements with Affiliates, as defined in the Management Agreement, of the Advisor and other potential conflict of interest transactions and taking such action with respect thereto as provided under the Advisory Agreement and consistent with the best interests of the Fund;

•	assisting in the preparation, review and filing of regulatory filings with the SEC and state securities regulators and other Federal and state regulatory authorities;

•	implementing and maintaining a process regarding investor qualification;

•	monitoring relations and communications between investors and the Fund;

•	handling investor inquiries regarding the Fund and providing investors with information concerning their investments in the Fund and capital account balances;

•	providing the services of persons employed by the Manager or its Affiliates who may be appointed as officers of the Fund by our board;

•
assisting the Fund in routine regulatory examinations, and working closely with any counsel retained to represent the Fund or members of our board in connection with any litigation, investigations or regulatory matters;

•	overseeing of the financial statement preparation process and calculation of share value; and

•	reviewing of the financial position and results of operations.

Management Fee

The Manager receives a fee in consideration for the services it provides to us. We pay a fee (the “Management Fee”) to the Manager as follows:

•
an annualized fee of 0.75% (i.e., 0.1875% per quarter) of our net asset value, or NAV, as of the beginning of each calendar quarter to which such fee relates, plus any additional amount attributable to the receipt of funds into our operating account during the quarter from the sale of Shares, calculated on a weighted average basis taking into account the timing of the receipt of such funds during such quarter (the “Manager Fixed Portion”). The NAV of the Fund is determined as of the end of each of the first three quarters of a fiscal year, within 45 calendar days following the end of such quarter. The Fund’s year-end NAV is determined after the completion of our year-end audit. NAV is determined as follows: (i) the aggregate fair value of (A) our interests in the real estate investments plus (B) all other assets of the Fund, minus (ii) the aggregate fair value of our indebtedness and other outstanding obligations as of the determination date; and

•
an amount equal to the applicable percentage (the “Manager Applicable Percentage,” as defined below) of the variable fee base amount (the “Variable Fee Base Amount,” as defined below) of the Fund as of the end of each quarter (the “Manager Variable Portion”).

The “Manager Applicable Percentage” means, as of the end of each calendar quarter, the percentage set forth opposite our NAV as of the end of such quarter, in the column entitled “Manager Applicable Percentage” below:

NAV	Manager Applicable Percentage
Less than $100 million	0.00%
$100 million or more and less than $250 million	0.19%
$250 million or more and less than $400 million	0.37%
$400 million or more and less than $550 million	0.75%
$550 million or more and less than $700 million	1.12%
$700 million or more and less than $850 million	1.50%
$850 million or more	1.87%

Variable Fee Base Amount is meant to reflect our ability to generate cash from normal operations for purposes of calculating certain management and advisory fees, and it is not intended to be an actual measure of cash available for dividend distributions. It is calculated beginning with our net income from assets under management of the Advisor for the fiscal period (the “Managed Assets”) as calculated under accounting principles generally accepted in the United States of America (“GAAP”) consistently applied (which includes deduction of the fixed portions of the management and advisory fees), and adjusted for the following factors (without duplication):

•	add back depreciation of assets.

•	add back amortization of intangibles.

•	add back depreciation of tenant improvements and tenant allowances.

•	add back amortization of deferred leasing costs and deferred financing costs.

•
subtract capitalized expenditures related to the normal and recurring operations and maintenance of the real estate investments (e.g., building improvements, leasehold improvements, property leasing expenditures and land improvements).

•	subtract gains and add back losses from sales of real estate investments.

•	add back the variable portion of the Advisor’s asset management fee and the variable portion of the Manager’s management fee.

•	subtract gains and add back expenses for changes in accounting methodology.

•	subtract income caused by straight-lining of rental income and add back expense from the straight-lining of interest expense (including straight-lining of lease termination payments).

•	subtract gains and add back losses of hedging through derivatives.

•	add back the effects of impairment (per FAS 144).

•	subtract gains and add back losses from extraordinary items.

•	adjust our income from unconsolidated joint ventures and discontinued operations, and expenses from minority interests, in the same manner described above.

•
add back/subtract other adjustments to/from GAAP net income that more appropriately “follow the cash” generated by the investments (examples include preferred returns, guaranteed returns, rebates of real estate tax expense, etc.) plus any deductions from the cash generated by the investments for non-operating items (for example our proportionate share of principal payments on debt).

Other modifications to net income may be made by the Advisor, with approval of the Manager, to cause Variable Fee Base Amount to better reflect normal cash flow from operation of Managed Assets, as defined in the Management Agreement, on a consistent basis. If the method of calculation of our net income is altered under GAAP, appropriate modifications shall be made to this definition to make such changes immaterial to the calculation of Variable Fee Base Amount. Repayments or payoffs of debt principal are not deducted from the Variable Fee Base Amount.

The Manager Fixed Portion shall be paid quarterly in arrears on the fifth business day after the end of the quarter for which the services are rendered. The Manager Variable Portion shall be paid within ten days after calculation of the Variable Fee Base Amount for the applicable quarter.

Expiration and Termination of the Management Agreement

The Management Agreement will expire on December 23, 2009, subject to termination as set forth below or resignation by the Manager upon 180 days written notice to the board of directors. Following the initial term, the Management Agreement will be automatically renewed for succeeding five year terms unless not renewed by the Independent Directors. During the initial term and any renewal term, the Independent Directors may terminate the Manager at any time for “cause” in the event of the Manager’s:

•	bankruptcy;

•	negligence which materially and adversely affects the Fund;

•	willful misconduct or fraud in connection with the Manager’s duties under the Management Agreement;

•	uncured breach of the Management Agreement; or

•
conviction of, or guilty plea to, a felony related to the investment business, which, in the determination of our board of directors, has had a material adverse effect on the reputation of the Manager in the market for real estate investment funds or certain regulatory sanctions involving our investment advisory business.

Transactions with the Manager

The following table sets forth the fees paid to the Manager pursuant to the Management Agreement for the year ended December 31, 2007.

Year ended December 31, 2007

Fixed management fee	$2,866,056
Variable management fee	128,738

Transactions with Affiliates of the Manager

The Manager is a wholly-owned, indirect subsidiary of BAC.  We have mortgage notes payable to BAC collateralized by certain of our properties, including Monument IV at Worldgate and Station Nine Apartments. BAC is also the lender on up to $10.0 million of our line of credit. Interest and fees paid to BAC related to the loans for the period from July 1, 2007 (the date BAC acquired the Manager) through December 31, 2007 was $2,060,187. At December 31, 2007, approximately $78.4 million of debt was payable to BAC and since July 1, 2007, the highest amount of debt we owed to BAC was approximately $80.3 million.  From January 1, 2008 through March 24, 2008, we have made interest payments to BAC of approximately $1.1 million.

CONFLICTS OF INTERESTS WITH THE MANAGER AND ITS AFFILIATES

Conflicts of interest may arise between the Manager and us with respect to the management of the Fund. It is anticipated that the officers and employees of the Manager will devote as much time to us as the Manager deems appropriate. However, officers and employees may have conflicts in allocating their time and services among us and the Manager and its affiliates. Additionally, the Manager or its affiliates may invest in investments that are senior or junior to, participations in, or have rights and interests different from or adverse to, our investment opportunities for the Manager’s or its affiliates’ account or the account of other funds under its management. The Manager’s interests in such investments may conflict with our interests in related investments at the time of origination or in the event of default or restructuring of the investment. These conflicts of interest could impair our financial results. In addition, subject to specified exceptions, the Manager and its affiliates may engage in transactions with, provide services to, invest in, and sponsor investment vehicles and other persons or entities (including prospective investors in the Fund) that may have similar structures and investment objectives and policies to ours and that may compete with us for investment opportunities.

The Management Agreement provides that the Manager may cause us to enter into transactions with affiliates of the Manager for the provision of certain services by such affiliates (a “Manager Affiliate Arrangement”). These transactions are all presented to and ratified by our Independent Directors. Notwithstanding the foregoing, the Management Agreement provides that the Manager shall not permit us to enter into a Manager Affiliate Arrangement unless (i) the fees or other compensation charged to us for services provided by affiliates of the Manager do not exceed the fees or other compensation available in the relevant market in an arm’s-length transaction with an independent third party, (ii) the agreements governing the relationship contain standard arm’s-length contract terms in relation to the relevant market and (iii) the affiliate providing such services has sufficient experience and qualifications to perform such services at a level of quality comparable to the quality of similar services available from non-affiliates in the relevant geographical area. Our board of directors may determine whether (i), (ii) or (iii) above have been complied with, and if not, to cause the Manager to terminate the Manager Affiliate Arrangement.

The Management Agreement also provides that if the engagement of any party (including any affiliate) to provide additional services (other than any engagement which has been approved by the Advisor) involves a material conflict of interest on the part of the Manager or any affiliate of the Manager which is known by the Manager, whether arising out of a pecuniary interest or a material relationship, (in the case of an affiliate of the Manager, a conflict above and beyond the mere hiring of the affiliate), then the Manager shall notify the Advisor of such conflict of interest and describe the material facts relating thereto. These transactions are all presented to and ratified by our Independent Directors. In the case of any such conflict of interest, our board of directors may require the Manager to terminate the engagement of the provider of additional services upon reasonable prior notice if the Board determines that such engagement adversely affects the Fund.

OFFERING, ORGANIZATIONAL AND OPERATING EXPENSES

We will pay all costs and expenses relating to our activities and operations, including, without limitation, legal, auditing, consulting, administrative and accounting expenses, costs for the preparation of our financial statements, tax returns and forms, valuations, insurance costs, expenses of the meetings of the stockholders and directors and other expenses associated with the acquisition, holding and disposition of the investments (and securities distributed therefrom, if any), including costs of property appraisals, as well as reasonably incurred extraordinary expenses. The Manager and Advisor will pay all of their respective operating and overhead costs, including salaries, benefits and other compensation costs, if any, of their respective employees, as defined in the Management Agreement and Advisory Agreement.

We have entered into an expense limitation and reimbursement agreement with the Manager (the “Expense Limitation Agreement”) under which the Manager has agreed to waive its fees, or pay or absorb our ordinary operating expenses, to the extent necessary to limit the “Specified Expenses” (as defined below) to 0.75% per annum of our NAV (the “Expense Limitation”). Specified Expenses are:

•
fees and expenses paid to our valuation consultant, auditors, stockholder administrator, and our legal counsel in connection with matters relating to our organization, the offering of Shares and ongoing operating expenses (but excluding all legal counsel fees incurred in connection with matters related to investments, such as property acquisition or disposition, leasing and legal proceedings related to the investments); and

•	printing costs, mailing costs, fees associated with our board of directors, the cost of maintaining directors and officers insurance, blue sky fees and Fund-level organizational expenses.

The Expense Limitation Agreement was scheduled to expire on December 31, 2007 but was renewed and extended by the Manager and us until December 31, 2008. The Expense Limitation Agreement may be terminated by the Manager or us upon thirty days notice to the other party and terminates automatically upon termination of the Management Agreement. In consideration of the Manager’s agreement to limit our expenses, we will carry forward the amount of fees or expenses waived, paid or absorbed by the Manager in excess of the Expense Limitation for a period not to exceed three years from the end of the fiscal year in which they were incurred and will reimburse the Manager such amounts. Reimbursement will be made as promptly as possible, but only to the extent that it does not cause our organizational expenses and ordinary operating expenses to exceed the Expense Limitation. The following table provides information on expenses reimbursed by us to the Manager and expenses subject to the Expense Limitation Agreement that will be carried forward by the Manager for possible future reimbursement.

Year ended December 31, 2007(1)

Expense reimbursement	$2,458,435

As of December 31, 2007

Cumulative amount of expenses available for future reimbursement	$0

(1)	Fund level expenses reimbursed during the period are comprised of actual expenses incurred during such period plus $50,882 of expenses carried forward by the Manager from previous periods for the year ended December 31, 2007.

SELECTION, MANAGEMENT AND CUSTODY OF OUR INVESTMENTS

We are externally advised by the Advisor, which is responsible for the management, acquisition, disposal, leasing, maintenance and insurance for all our real estate investments. The executive offices of the Advisor are located at 200 East Randolph Drive, Chicago, Illinois 60601, telephone (312) 782-5800. Director Schaff is an employee of the Advisor.

ADVISORY AGREEMENT

On December 23, 2004, the Fund and the Manager entered into the Advisory Agreement with the Advisor. The Advisor acts as our primary investment advisor. The Advisor has broad discretion with respect to our real estate investments over which it has management authority, including, without limitation, all acquisition, disposition and financing decisions. Currently, the Advisor has management authority over all of our real estate investments. The Advisor regularly reports to the Manager and our board of directors regarding our investment activities and performance, and meets with representatives of the Manager on a quarterly basis to review such activities and performance. The Manager and the board of directors periodically review our overall portfolio and performance, but do not have authority or discretion with regard to particular investment decisions.

Asset Management Fee

We pay the Advisor an annual asset management fee (the “Asset Management Fee”) as follows:

•
an amount equal to 0.75% of the NAV attributable to the Managed Assets (i.e., our NAV determined without regard to the value of any investment managed by an advisor other than the Advisor or any debt or other liability attributable thereto) as of the beginning of each calendar quarter to which such fee relates, plus any additional amount attributable to the receipt of funds into our operating account during the quarter from the sale of Shares, calculated on a weighted average basis taking into account the timing of the receipt of such funds during such quarter (the “Advisor Fixed Portion”); and

•	an amount equal to the Advisor Applicable Percentage (as defined below) of the Variable Fee Base Amount, as of the end of each quarter (the “Advisor Variable Portion”).

The “Advisor Applicable Percentage” means, as of the end of each calendar quarter, the percentage set forth opposite our NAV as of the end of such quarter, in the column entitled “Advisor Applicable Percentage” below:

NAV	Advisor Applicable Percentage
Less than $100 million	7.50%
$100 million or more and less than $250 million	7.31%
$250 million or more and less than $400 million	7.13%
$400 million or more and less than $550 million	6.75%
$550 million or more and less than $700 million	6.38%
$700 million or more and less than $850 million	6.00%
$850 million or more	5.63%

The Advisor Fixed Portion must be paid quarterly in arrears on the fifth business day after the end of the quarter for which the services are rendered. The Advisor Variable Portion must be paid within ten days after calculation of the Variable Fee Base Amount for the applicable quarter.

Acquisition Fee

We pay the Advisor an acquisition fee (the “Acquisition Fee”) equal to 0.50% of the “Acquisition Cost” (as defined below) of each real estate investment we acquire. The Acquisition Cost of a real estate investment includes the acquisition price stated in the acquisition agreement (inclusive of all potential earnouts) together with loan fees attributable to such acquisition, but without regard to adjustments for prorations. With respect to real estate investments that are acquired with the intent to perform development or redevelopment as part of the acquisition strategy, Acquisition Cost includes all costs (including interest and loan fees) related to the real estate investment that are budgeted in connection with the development or redevelopment of the real estate investment, including without limitation, the total amount of hard and soft costs related to construction, development or renovation of buildings (including all construction period taxes, assessments and insurance), costs of fixtures and equipment (including rental equipment) used to construct or operate the property, costs of the installation of permanent improvements in or on the property’s buildings or land (including tenant improvement costs, site work, paving and landscaping), estimated fees and earnouts to developers, fees and cost reimbursements of architects, contractors, engineers, environmental and other consultants, amounts payable to government authorities, third party marketing expenses (including leasing commissions and finders fees), and costs of bonds or letters of credit. In no event shall Acquisition Costs include due diligence expenses or legal fees incurred in connection with the acquisition or financing of the real estate investment. The Acquisition Fee must be paid upon the closing of the acquisition of each real estate investment.

Expiration and Termination of the Advisory Agreement

The initial term of the Advisory Agreement will expire on December 23, 2009, subject to termination as set forth below or resignation by the Advisor upon 180 days written notice to the Manager and the board of directors. Following the initial term, the Advisory Agreement will be automatically renewed for a five year period unless earlier terminated upon certain specified events. Following the first renewal term, the Advisory Agreement will be automatically renewed for succeeding five year terms unless the Independent Directors elect not to renew the Advisory Agreement. The Manager may terminate the Advisor on our behalf at any time for “cause” in the event of the Advisor’s:

•	bankruptcy;

•	negligence which materially and adversely affects the Fund;

•	willful misconduct or fraud in connection with the Advisor’s duties under the Advisory Agreement;

•	uncured breach of the Advisory Agreement; or

•
conviction of, or guilty plea to, a felony related to the investment business which, in the determination of our board of directors, has had a material adverse effect on the reputation of the Advisor in the market for real estate investment funds or certain regulatory sanctions involving the Advisor’s investment advisory business.

Following the conclusion of the initial term, the Manager may, in its reasonable discretion, terminate the Advisor for sustained, material underperformance with respect to the investment results of the Managed Assets in comparison to the investment strategy of the Fund applicable to such Managed Assets over a real estate market cycle. In addition, the Manager may terminate the Advisor upon the occurrence of certain change of control events with respect to the Advisor, in which case, the Manager, and not the Fund, would be required to pay the Advisor specified termination fees.

The Manager may also terminate the Advisor if, during the initial term, certain key personnel are no longer significantly involved in the Advisor’s services to us. In the event of the removal of the Advisor, the Manager will assume the rights and obligations of the Advisor under the Advisory Agreement unless and until a successor advisor is selected by the board of directors.

The Advisor may terminate the Advisory Agreement in the event of the Manager’s: (i) default in any of our material obligations under the Advisory Agreement, which default is not cured within 30 days, or (ii) bankruptcy.

CONFLICTS OF INTERESTS WITH THE ADVISOR AND ITS AFFILIATES

The Advisor and its affiliates engage in a broad spectrum of activities including financial advisory activities, and have extensive investment activities that are independent from, and may from time to time conflict with, our investment activities. In the future there might arise instances where the interests of the Advisor conflict with our interests and/or the interests of our stockholders. Subject to specified exceptions, the Advisor may engage in transactions with, provide services to, invest in, advise, sponsor and/or act as investment manager to portfolio companies, investment vehicles and other persons or entities (including prospective investors in the Fund) that may have similar structures and investment objectives and policies to ours and that may compete with us for investment opportunities. The Advisor and its affiliates and their respective clients may themselves invest in investments that would be appropriate for us and may compete with us for such investment opportunities and may invest in investments that are senior or junior to, or have rights and interests different from or adverse to, our investment opportunities. The Advisor’s interests in such investments may conflict with our interests in related investments at the time of origination or in the event of default or work out of the investment.

The Advisory Agreement sets forth the role of the parties in the event of a conflict of interest and the necessary approvals to be obtained by the Advisor. The Advisory Agreement provides that the Advisor may cause us to enter into transactions with affiliates of the Advisor for the provision of certain services by such affiliates (an “Affiliate Service Arrangement”). These transactions are all presented to our board of directors. Notwithstanding the foregoing, the Advisory Agreement provides that the Advisor shall not permit us to enter into an Affiliate Service Arrangement unless (i) the fees or other compensation charged to the Fund for services provided by affiliates of the Advisor do not exceed the fees or other compensation available in the relevant market in an arm’s-length transaction with an independent third party, (ii) the agreements governing the relationship contain standard arm’s-length contract terms in relation to the relevant market and (iii) the affiliate providing such services has sufficient experience and qualifications to perform such services at a level of quality comparable to the quality of similar services available from non-affiliates in the relevant geographical area. Our board of directors may determine whether (i), (ii) or (iii) above have been complied with, and if not, to cause the Advisor to terminate the Affiliate Service Arrangement.

The Advisory Agreement also provides that if the engagement of any party (including any affiliate) to provide additional services (other than any engagement which has been approved by the Manager) involves a material conflict of interest on the part of the Advisor or any affiliate of the Advisor which is known by the Advisor, whether arising out of a pecuniary interest or a material relationship (in the case of an affiliate of the Advisor, a conflict above and beyond the mere hiring of the affiliate), then the Advisor shall notify the Manager of such conflict of interest and describe the material facts relating thereto. These transactions are all presented to our board of directors. In the case of any such conflict of interest, our board of directors may require the Advisor to terminate the engagement of the provider of additional services upon reasonable prior notice if our board of directors determines that such engagement adversely affects us. Furthermore, the Advisory Agreement provides that the Advisor shall not  cause us to enter into any purchase or sale of property or, directly or indirectly, any other equity or debt acquisition, disposition, or lending transaction with the Advisor or any affiliate of the Advisor, or any account managed or advised by the Advisor or any affiliate of the Advisor, without the prior written approval of the Manager. However, the Advisory Agreement permits the Advisor to cause us to enter into a transaction with an account managed or advised by the Advisor or its affiliate as to properties or matters in which the Advisor or its affiliate are not involved without the prior written approval of the Manager if it provides prior written notice to the Manager of any such transaction. In addition, the Advisor is required to notify the Manager promptly of any transaction or proposed transaction that, to the Advisor’s knowledge, involves a material conflict between our interests, on the one hand, and the interests of the Advisor or any account managed or advised by the Advisor, on the other hand.

The Advisor will allocate investment opportunities suitable for us or for other persons, including the Advisor or an affiliate of the Advisor or an account managed or advised by the Advisor or an affiliate of the Advisor, in accordance with an equitable and reasonable allocation procedure consistent with the Advisor’s fiduciary duty to us and with due regard to our investment objectives and the characteristics of the specific investment. The Advisor’s allocation procedure provides that investments identified by the Advisor that are appropriate for more than one client of the Advisor are allocated on a rotational basis such that the client that has had the greatest amount of time pass since its last closed investment receives priority in the rotation over the other eligible client(s).

TRANSACTIONS WITH THE ADVISOR

The following table sets forth the fees paid, and the amount of expenses reimbursed, to the Advisor pursuant to the Advisory Agreement for the year ended December 31, 2007.

Year ended December 31, 2007

Fixed advisor fee	$2,866,056
Variable advisor fee	1,565,360
Acquisition fees	2,337,268
Reimbursement for out-of-pocket acquisition expenses	577,869

PROPERTY MANAGEMENT AND LOAN PLACEMENT FEES

For certain real estate investments, the Advisor has selected Jones Lang LaSalle Americas, Inc. (“JLL”), an affiliate of the Advisor, to provide property management services. The decision on which property manager we hire is based upon the property type, the property managers expertise and fee and their ability to provide a cost-effective internal control environment that will meet our Sarbanes-Oxley, Section 404, Management Assessment of Internal Controls, requirements. As of December 31, 2007, we utilized JLL property management services on three properties. The remaining 36 properties are managed by property managers not affiliated with the Advisor. We have also hired and paid fees to JLL to perform loan placement services for us in the past and we may use JLL in the future to perform similar loan placement services.  During the year ended December 31, 2007, JLL was hired to perform loan placement services for six loans.

Transactions with JLL

The following table sets forth the fees paid to JLL for the year ended December 31, 2007.

Year ended December 31, 2007

Property management fees	$83,850
Loan placement services	741,016

COINVESTMENT

Through LaSalle Investment Company (“LIC”), a fully discretionary coinvestment vehicle managed by the Advisor, or one of its subsidiaries, the Advisor has agreed to maintain a $10.0 million investment (100,000 Shares) in the Fund until the earlier of the termination of the Advisor’s engagement as our investment advisor or December 23, 2014. In connection with this $10.0 million investment, LIC received distributions on its 100,000 Shares of $700,000 during the year ended December 31, 2007.

TENANT IN COMMON INTEREST

On November 21, 2007, the Fund acquired 78% tenant in common interests in four student oriented apartment communities. The gross purchase price for the four apartment communities was approximately $149.5 million, of which the Fund’s share was approximately $116.6 million. The four apartment communities were acquired using proceeds from four cross-collateralized loans totaling $98.8 million, fixed-rate for seven years at 5.57%, interest only for the first two years. The 22% tenant in common interest owner for each of these four student housing apartment communities is an investment fund advised by our Advisor and in which the parent company of our Advisor owns a minority interest. As of December 31, 2007, the Fund owed the 22% tenant in common interest owner $1.2 million from the closing of the four apartment communities. The 22% tenant in common also paid the advisor an acquisition fee equal to 0.50% of their acquisition price related to the purchase of the four apartment communities, which is included in the acquisition fees amount disclosed above. The tenant in common agreements were executed with customary business terms that provide for the sharing of net income or loss and cash flow based on each tenant in common’s ownership percentage.

PLACEMENT AGENT

UST Securities Corp., an affiliate of the Manager, serves as our placement agent with respect to the sale of Shares. The placement agent receives no compensation from the Fund for its services.

CODE OF ETHICS

Each of our Manager and Advisor has a code of conduct that governs their employees and, in the case of the Manager’s code of conduct, the officers of the Fund that are employees of the Manager. We have adopted the Excelsior LaSalle Property Fund, Inc. Code of Business Conduct and Ethics for Principal Executive and Senior Financial Officers that applies to the Fund’s principal executive officer and senior financial officer and any other persons who serve a similar function.

REVIEW, APPROVAL, OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Pursuant to its charter, the Audit Committee is required to review all “related party transactions” except that Affiliate Service Arrangements (See “Transactions With Related Persons and Certain Control Persons—Conflicts of Interests With The Advisor and Its Affiliates” above) shall be reviewed to the extent provided in the Advisory Agreement.  Our audit committee interprets the term “related party transactions” to include all transactions that would require disclosure pursuant to Item 404 of Regulation S-K.  To date, we have not had any related party transactions other than Affiliate Service Arrangements with affiliates of the Advisor, which, as noted above, are governed by the terms of the Advisory Agreement and do not appear to implicate the provisions of Item 404(a) of Regulation S-K.  For information concerning our policies with respect to conflicts of interest involving the Advisor and the Manager, see “Conflicts of Interests With the Manager and Its Affiliates” and “Conflicts of Interests With the Advisor and Its Affiliates” above.  The Audit Committee has not adopted specific standards relating to the review of related party transactions not involving the Manager or the Advisor.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may: (1) notify your broker; (2) direct your written request to Client Service, 225 High Ridge Road, Stamford, Connecticut 06905; or (3) call Client Service at 1-866-921-7951. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Fund will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate with the board or any of its directors. Stockholders who wish to communicate with the board may do so by sending written communications addressed to our Secretary, c/o Client Service, at 225 High Ridge Road, Stamford, Connecticut 06905, except in situations where such communications relate to accounting matters, in which case, stockholders should send such communications to the Chairman, Excelsior LaSalle Property Fund, Inc. Audit Committee, c/o UST Advisers, Inc. at the address above. All communications will be compiled by our Secretary, who will determine whether they should be presented to our board. The purpose of this screening is to avoid having our board of directors consider irrelevant or inappropriate communications (such as advertisements and solicitations). Our Secretary will submit all appropriate communications to our board, the relevant committee of our board or the relevant individual director(s), as appropriate. All communications directed to the Audit Committee that relate to questionable accounting or auditing matters involving the Fund will be promptly and directly forwarded to the Audit Committee.

OTHER MATTERS

Our management does not know of any other matters to come before the annual meeting. If, however, any other matters do come before the annual meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.

By Order of the Board of Directors

/s/ Marina Belaya
Marina Belaya
Secretary
May 13, 2008

A copy of the Fund’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2007 is available without charge upon written request to  Client Service, 225 High Ridge Road, Stamford, Connecticut 06905, Telephone: 1-866-921-7951.

PROXY TABULATOR
P.O. BOX 9112
FARMINGDALE, NY  11735

To vote by Telephone 1 ) Read the Proxy Statement and have the Proxy card below at hand. 2 ) Call 1-888-221-0697. 3 ) Follow the simple instructions.	To vote by Internet 1 ) Read the Proxy Statement and have the Proxy card below at hand. 2 ) Go to www.proxyweb.com 3 ) Follow the simple instructions.	To vote by Mail 1 ) Read the Proxy Statement. 2 ) Check the appropriate box on the 3 ) Sign, date and return the Proxy card using the enclosed envelope.

PLEASE DO NOT VOTE USING MORE THAN ONE METHOD
DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY INTERNET OR PHONE

PROXY
EXCELSIOR LASALLE PROPERTY FUND, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2008

The undersigned hereby appoints Henry I. Feuerstein and Steven L. Suss and each of them as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock (the “Shares”) of EXCELSIOR LASALLE PROPERTY FUND, INC. (the “Fund”) that the undersigned may be entitled to vote at the Annual Meeting of stockholders of the Fund to be held at the offices of the Fund at 225 High Ridge Road, Stamford, Connecticut 06905 at 10:30 a.m. local time on Friday, June 13, 2008, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matter in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

If you sign the proxy without otherwise indicating a vote on the proposal, this proxy will be voted “FOR” each of the nominees listed on the reverse side.  As to any other matter that may properly come before the meeting and all postponements, continuances and adjournments thereof, the Shares will be voted by the proxies in accordance with their judgment.  If specific instructions are indicated, this proxy will be voted in accordance therewith.  The Fund’s board of directors recommends that stockholders vote “FOR” each of the nominees listed on the reverse side.

Date , 2008

Unless voting by telephone or internet, please complete, sign, date and return the Proxy card promptly using the enclosed envelope.

Signature(s)(Joint Owners) (PLEASE SIGN WITHIN BOX)
Please print and sign exactly as your name(s) appear(s) on this card to authorize the voting of your Shares. When signing as attorney or executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner must sign.

Please fill in box(es) as shown using black or blue ink or number 2 pencil. X
PLEASE DO NOT USE FINE POINT PENS.

The board of directors recommends a vote FOR the five nominees for director listed below.

PROPOSAL: To elect five directors for the ensuing year and until their successors are elected.		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT*
Nominees:	(01) David R. Bailin
(02) Thomas F. McDevitt
	(03) Virginia G. Breen	☐	☐	☐
(04) Jonathan B. Bulkeley
(05) Peter H. Schaff

* To withhold authority to vote for any nominee, mark the box “FOR ALL EXCEPT” and write such nominee(s) number(s) below:

PLEASE MARK, SIGN AND DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.  THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED ON THE OTHER SIDE.

Annex A

Audit Committee Charter

PURPOSE

The Audit Committee (the “Committee”) is appointed by the Board of Directors of the Fund (the “Board”) to assist in fulfilling the Board’s responsibility to oversee the quality and integrity of the Fund’s financial reporting and the audits of the financial statements of the Fund by its Independent Registered Public Accounting Firm (“independent auditor”).

The function of the Audit Committee is one of oversight.  UST Advisers, Inc. the Fund’s manager (the “Manager”) and LaSalle Investment Management, Inc., the Fund’s investment adviser (the “Advisor”) are responsible for the financial reporting process and for maintaining appropriate systems and procedures for accounting and internal control.  Specifically, the Manager and Advisor (collectively, “Management”) are responsible for: (1) the preparation, presentation and integrity of the Fund’s financial statements; (2) the implementation of appropriate accounting and financial reporting principles and policies; and (3) the maintenance of internal controls and procedures designed to assure compliance with all applicable accounting standards, laws and regulations, including designing internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002 (“SOX”), including Section 404(c) of SOX.  The independent auditor is responsible for planning and conducting independent audits of the Fund’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and expressing opinions as to whether the financial statements are prepared in conformity with accounting principles generally accepted in the United States of America.  The Audit Committee’s responsibility is to review the performance of these financial and accounting functions for the Fund.  To this end, the Audit Committee shall have unrestricted access to the Board, the independent auditor, and Management.

Although the Audit Committee is expected to take a probative approach to the matters that come before it, the review of the Fund’s financial statements by the Audit Committee is not an audit, nor does the Audit Committee’s review substitute for the responsibilities of Management for preparing, or the Auditors for auditing, the Fund’s financial statements.  Members of the Audit Committee are not full-time employees of the Fund and, in serving on the Audit Committee, are not, and do not hold themselves out to be, acting as accountants or auditors.  As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures.  In addition, the authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Fund’s financial statements are complete, accurate, fairly presented, or in conformity with generally accepted accounting principles or applicable law, or to guarantee any report of the independent auditor.

In discharging their duties, the members of the Audit Committee are entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:  (1) one or more officers of the Fund whom the member reasonably believes to be reliable and competent in the matters presented; (2) legal counsel, the independent auditor, or other persons as to matters the member reasonably believes are within the person’s professional or expert competence; or (3) another Board committee of which the Director is not a member.  Nothing in this Charter shall be construed to reduce the responsibilities or liabilities of Management or the independent auditor.

In addition to its audit and financial statement related functions, the Committee is also charged with the responsibilities and functions relating to its role as the Qualified Legal Compliance Committee.  These duties and responsibilities are set forth in Appendix A.

MEMBERSHIP

The Committee shall be comprised of not less than three members of the Board.  Members of the Committee shall be appointed by the Board and may be removed by the Board in its sole discretion.  The members of the Committee shall designate a chairperson of the Committee.  All members of the Committee shall meet the independence criteria of the New York Stock Exchange and have the qualifications required by applicable laws and regulations.

MEETINGS

The Committee shall meet at least two times each year or more often as deemed necessary or appropriate in its judgment, either in person or by phone.  Any member of the Committee may call meetings of the Committee.  The Committee shall meet with the independent auditors at least annually.  The Committee shall meet on occasion with the independent auditors and internal audit staff outside the presence of senior management.  The Committee shall report its recommendations to the Board after each Committee meeting.  The Committee may take action by unanimous written consent.

The Chairman of the Committee shall meet quarterly with the independent auditor prior to, and in order to review, the Fund’s filing on Form 10-Q and shall meet annually with the independent auditor prior to, and in order to review, the Fund’s filing on Form 10-K.

Meetings of the Committee may be called by the Chairperson, the Chairman of the Board, or by any member of the Committee.  The presence of a majority of the members shall be necessary to constitute a quorum for any meeting and a vote of the majority of the members present at a meeting in which a quorum is present shall be required in order for the Committee to take action.

SUMMARY OF RESPONSIBILITIES

To carry out its purpose, the Audit Committee shall have the duties, responsibilities and powers set forth below.  These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

Independent Auditor and Audit Process

•
The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to appoint, retain (or nominate for stockholder ratification), oversee, evaluate, approve the terms of engagement (including fee) of, and, where appropriate, replace the independent auditor.  The Committee shall oversee the resolution of any disagreements between Management and the independent auditor regarding financial reporting.

•	The independent auditor shall report directly to the Committee.

•	The Committee shall evaluate at least annually the experience, qualifications and performance of the lead partner and the senior members of the independent auditor’s engagement team.

•	The Committee shall review and approve the scope of the audit services outlined in the independent auditor’s annual engagement letter.

•	The Committee shall review the scope of the annual audit outlined by the independent auditor and its proposed audit plan and procedures.

•
The Committee shall review with the independent auditor any problems, difficulties or disputes the auditor may have encountered in the course of the audit work or otherwise and any management letter provided by the auditor and the Fund’s or Management’s response to that letter.

•	At least annually, receive and review a report by the independent auditor describing:

o	its internal quality-control procedures;

o
any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by an inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm; and

o	any steps taken to deal with any such issues.

•	The Committee shall review any report of the independent auditor relating to:

o	critical accounting policies and practices to be used;

o
alternative presentation, disclosure and treatments of financial information within GAAP that have been discussed with Management, ramifications of the use of such alternative presentation, disclosure and treatments preferred by the independent auditor; and

o	other material written communications between the independent auditor and Management, such as a management letter or schedule of unadjusted differences.

•	The Committee shall:

o
review information concerning the independence of the independent auditor, including whether the independent auditor provided any non-audit services to Management, and to receive the independent auditor’s specific representations as to their independence, including (i) a formal written statement by the independent auditor delineating all relationships between the independent auditor and the Fund and Management; and (ii) discussions with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor;

o
pre-approve all audit services and permissible non-audit services to be provided by the independent auditor to the Fund. The Committee shall also review and approve in advance any proposal that the Manager or the Advisor, and any entity controlling, controlled by, or under common control with the Manager or the Advisor that provides ongoing services to the Fund employ the independent auditor to render non-audit services, if such engagement would relate directly to the operations and financial reporting of the Fund.  As a part of its review, the Audit Committee shall consider whether the provision of such services does not impact the Auditors’ independence.  The Committee has adopted a policy, set forth in Exhibit 1 hereto,  which may stipulate non-material amounts below which pre-approval shall not be required.

o
The Committee may delegate to one or more of its members (“Delegates”) authority to pre-approve the independent auditor’s provision of audit services or permissible non-audit services to the Fund, or the provision of non-audit services to Management.  Any pre-approval determination made by a Delegate shall be presented to the full Committee at its next meeting.  The Committee shall communicate any pre-approval made by it or a Delegate to Management, who will ensure that the appropriate disclosure is made in the Fund’s periodic reports and other documents as required under the federal securities laws;

o	establish clear hiring policies for employees or former employees of the independent auditor; and

o
receive information concerning the ability of the lead and concurring audit partner’s ability to serve in such capacity under applicable law and request the rotation of the independent auditor’s lead and concurring audit partner every five years and other audit partners every seven years.

Financial Statements

•
The Committee shall discuss with Management and the independent auditor the annual audited financial statements and the quarterly financial statements, including the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, Communications with Audit Committees and PCAOB Interim Standard AU380 and Rule 2-07 of Regulation S-X.  The Committee shall make a recommendation to the Board of Directors regarding the inclusion of the financial statements in the Fund’s 10-K, as per Item 3-06 of Reg S-K.

•
The Committee shall consider major changes and other major questions of choice respecting the appropriate accounting principles, estimates and practices to be applied in the preparation of the Fund’s financial statements.

•
The Committee shall review material pending legal proceedings involving the Fund and consider other contingent liabilities, as well as other risks and exposures, that may have a material impact on the financial statements.

•	The Committee shall review the Fund’s policies with respect to risk assessment and risk management.

•	The Committee shall review with Management and the independent auditor the financial statement effects of pending regulatory and accounting initiatives.

•	The Committee shall review the impact of off-balance sheet structures, if any, on the Fund’s financial statements.

Internal Controls

•
The Committee shall consider the quality and adequacy of the Fund’s internal controls and the internal controls of Management to the extent they relate to the function of the creation of the Fund’s financial statements. In this regard, the Committee shall investigate any reports from Fund officers regarding (i) significant deficiencies in the internal controls that could adversely affect the Fund’s ability to record, process, summarize, and report financial data, (ii) any material weaknesses in the Fund’s internal controls; and (iii) any fraud, whether or not material, that involves the Fund or employees of Management that play a significant role in the Fund’s internal controls.

•
The Committee shall review the adequacy of the Fund’s internal audit function and the internal audit function of Management to the extent it relates to the function of the creation of the Fund’s financial statements. In this regard, the Committee may from time to time review Management certifications as to the adequacy of their internal controls.  The Committee will also review of the independent auditor’s attestation report on Internal Controls over Financial Reporting. The Committee shall also consider the effect upon the Fund from: (i) any changes in accounting principles or practices proposed by Management or the independent auditor or the Fund’s officers; (ii) any changes in service providers, such as fund accountants or administrators, that could impact the Fund’s internal controls; or (iii) any changes in schedules (such as fiscal or tax year-end changes) or structures or transactions that require special accounting activities or resources;

•	The Committee shall obtain reports from Management and the independent auditor concerning the Fund’s compliance with applicable laws and regulations.

•
The Committee shall review all related party transactions except that Affiliate Service Arrangements (as defined in the Investment Advisory Agreement between the Fund and the Advisor (the “Investment Advisory Agreement”)) shall be reviewed to the extent provided in the Investment Advisory Agreement.

The Committee shall report regularly to the Board and shall review with the Board any issues that arise with respect to the quality or integrity of the Fund’s financial statements, the Fund’s compliance with legal or regulatory requirements, the performance and independence of the Fund’s independent auditors or the performance of the internal audit function.

AUTHORITY

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Fund.  The Committee shall have the authority and sufficient funding to retain outside legal counsel, accountants or other experts or consultants as it determines necessary and appropriate to assist the Committee in carrying out its functions, without obtaining the approval of the Board or Management.

OTHER MATTERS

Annual Self Assessment - The Committee shall conduct an annual self-evaluation, including an assessment of the performance of the Committee based on the duties and responsibilities set forth in this Charter and such other matters as the Committee may determine.  The evaluation may take the form of an oral or written report by the Committee chairperson or any other member of the Committee designated by the Committee.

Annual Review of Charter - The Committee shall review and assess the adequacy of this Charter annually and propose any necessary changes to the Board for review and approval.

No Additional Liability – The Board may designate one or more members of the Committee as “audit committee financial experts”. Such a designation by the Board shall not affect the duties, obligations, or liability of the designated audit committee financial expert, or the duties, obligations, or liabilities of any other member of the Audit Committee or the Board.

Exhibit – 1

Non-Audit Services Pre-Approval Policies

Pre-approval by the Committee of non-audit services is not required so long as:

1.           (A) with respect to the Fund, the amount of such permissible non-audit service provided to the Fund constitutes no more than 5% of the total amount of revenues paid to the independent auditor by the Fund during the fiscal year in which the services are provided;

(B) with respect to the Manager, Advisor or service provider affiliated with the Manager or the Advisor, the amount of any such non-audit service provided constitutes no more than 5% of the total amount of revenues paid to the independent auditor by the Fund, the Manager, Advisor and any affiliated service provider of the Manager or Advisor during the fiscal year in which the services are provided;

2.           such services under (1) above were not recognized by the Fund at the time of the engagement to be non-audit services and such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its Delegate(s) prior to the completion of the audit.

Appendix A

AUDIT COMMITTEE FUNCTION AS QUALIFIED LEGAL COMPLIANCE COMMITTEE

The Committee shall serve as the Qualified Legal Compliance Committee (“QLCC”) for the Fund for the purpose of complying with Rules 205.2(k) and 205.3(c) of the Code of Federal Regulations, regarding alternative reporting procedures for attorneys retained or employed by an issuer who appear and practice before the Securities and Exchange Commission (“SEC”) on behalf of the issuer (the “Issuer Attorneys”).  Issuer Attorneys who becomes aware of evidence of a material violation by the Fund, or by any officer, director, employee, or agent of the Fund, may report evidence of such material violation to the QLCC as an alternative to the reporting requirements of Rule 205.3(b) (which requires reporting to the chief legal officer and potentially “up the ladder” to other entity officers).

Upon receipt of such a report, the QLCC shall have the duty and responsibility:

•
to inform the Fund’s chief legal officer and chief executive officer (or equivalents thereof) of such report, unless the reporting attorney reasonably believes that it would be futile to report evidence of a material violation to the issuer’s chief legal officer and chief executive officer;

•
to determine whether an investigation is necessary regarding such report and, if it determines an investigation is necessary or appropriate, to notify the Fund’s Board; initiate an investigation, which may be conducted either by the chief legal officer or by outside attorneys; and retain such additional expert personnel as the QLCC deems necessary; and

•
at the conclusion of any such investigation, to recommend, by majority vote, that the Fund implement an appropriate response to evidence of a material violation, and inform the chief legal officer, the chief executive officer and the Fund’s Board of the results of any such investigation and the appropriate remedial measures to be adopted.

The QLCC shall have the authority and responsibility, acting by majority vote, to take all other appropriate action, including the authority to notify the SEC in the event that the Fund fails in any material respect to implement an appropriate response that the QLCC has recommended.

Annex B

Nominating/Governance Committee Charter

PURPOSE

The Nominating/Governance Committee (the “Committee”) is appointed by the Board of Directors of the Fund (the “Board”) to handle issues relating to Board composition and fund governance.

MEMBERSHIP

Members of the Committee shall be appointed by the Board and may be removed by the Board in its sole discretion.  The members of the Committee shall designate a chairperson of the Committee.

MEETINGS

The Committee shall meet as often as deemed necessary or appropriate in its judgment, either in person or by phone.  Any member of the Committee may call meetings of the Committee.  The Committee shall report its recommendations to the Board after each Committee meeting.  The Committee may take action by unanimous written consent.

The presence of a majority of the members shall be necessary to constitute a quorum for any meeting and a vote of the majority of the members present at a meeting in which a quorum is present shall be required in order for the Committee to take action.

SUMMARY OF RESPONSIBILITIES

Nominating Responsibilities and Functions

•
The Committee shall make recommendations for nominations for independent Director membership on the Board to the full Board.  The Committee shall evaluate candidates’ qualifications for Board membership and the independence of such candidates.  The Committee’s policy regarding its procedures for considering candidates for the Board, including any recommended by shareholders, is attached hereto as Appendix A.

Governance Responsibilities and Functions

•	The Board has adopted the Corporate Governance Guidelines attached hereto as Appendix B. The Committee shall carry out its responsibilities hereunder consistent with such Governance Guidelines.

•
The Committee shall make recommendations to the Board as to the compensation of independent Directors of the Fund and any additional compensation to independent Directors for participation on committees of the Board or for service as Chairperson of committees of the Board.

AUTHORITY

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Fund.  The Committee shall have the authority and sufficient funding to retain outside legal counsel, accountants or other experts or consultants as it determines necessary and appropriate to assist the Committee in carrying out its functions, without obtaining the approval of the Board or Management.

OTHER MATTERS

Annual Self Assessment - The Committee shall conduct an annual self-evaluation, including an assessment of the performance of the Committee based on the duties and responsibilities set forth in this Charter and such other matters as the Committee may determine.  The evaluation may take the form of an oral or written report by the Committee chairperson or any other member of the Committee designated by the Committee.  The Committee will also assist in overseeing the full Board’s annual self-assessment.

Annual Review of Charter - The Committee shall review and assess the adequacy of this Charter annually and propose any necessary changes to the Board for review and approval.

APPENDIX A

COMMITTEE RESPONSIBILITIES REGARDING SELECTION OF INDEPENDENT DIRECTOR NOMINEES

The Committee shall make recommendations to the Board for nominations for independent directors of the Fund.   The Committee shall evaluate candidates’ qualifications for Board membership and the independence of such candidates under the requirements of the NYSE. The Committee may, but shall not be required to, adopt from time to time specific, minimum qualifications that the Committee believes a candidate must meet before being considered as a candidate for Board membership.  The Committee shall comply with any rules adopted from time to time by the Securities and Exchange Commission, and any applicable state and other laws, regarding the nomination of persons to be considered as candidates for Board membership.

The Committee shall review shareholder recommendations for nominations to fill vacancies on the Board if the Committee is required by law to do so.  Any such recommendations must be submitted in writing and addressed to the Committee at the Fund’s offices.

The Committee has not established specific, minimum qualifications that must be met by an individual for the Committee to recommend that individual for nomination as a director.  In seeking candidates to consider for nomination to fill a vacancy on the Boards, or when the Committee deems it desirable to select a new or additional independent director, the Committee expects to seek referrals from a variety of sources, including current directors, management of the Fund and counsel to the Fund.  The Committee may also engage a search firm to identify or evaluate or assist in identifying or evaluating candidates.

In evaluating candidates for a position on the Boards, the Committee considers a variety of factors, including, as appropriate:

(i) the candidate’s knowledge in matters relating to the real estate industry;

(ii) any experience possessed by the candidate as a director or senior officer of public companies;

(iii) the candidate’s educational background;

(iv) the candidate’s reputation for high ethical standards and personal and professional integrity;

(v) any specific financial, technical or other expertise possessed by the candidate, and the extent to which such expertise would complement the Board’s existing mix of skills and qualifications;

(vi) the candidate’s perceived ability to contribute to the ongoing functions of the Board, including the candidate’s ability and commitment to attend meetings regularly and work collaboratively with other members of the Board;

(vii) the candidate’s ability to qualify as an independent director under the requirements of the NYSE, the candidate’s independence from the Fund’s service providers and the existence of any other relationships that might give rise to conflict of interest or the appearance of a conflict of interest;

(viii) the candidate’s age relative to any age limitation on nominations; and

(ix) such other factors as the Committee determines to be relevant in light of the existing composition of the Board and any anticipated vacancies or other transitions (e.g., whether or not a candidate is an “audit committee financial expert” under the federal securities laws).

APPENDIX B

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors (The “Board”) of the Excelsior LaSalle Property Fund, Inc. (the “Fund”) has adopted the following Corporate Governance Guidelines (the “Guidelines”) to advance the functioning of the Board and its committees.  These Guidelines are subject to modification from time to time by the Board as it may deem appropriate.  The Guidelines should be interpreted in the context of all applicable laws and the Fund’s Articles of Amendment and Restatement, amended and restated bylaws and other corporate governance documents.

Matters Relating to the Board

1.           All Directors owe a duty of loyalty to the Fund and must place the interests of the Fund over any personal interests. All Directors are expected to attend Board meetings and meetings of committees on which they serve, prepare for meetings, review relevant materials, ask questions and engage in discussion, and spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.  Participation by telephone is appropriate in the event of scheduling conflicts.

2.           Directors should be familiar with the Fund’s business, its financial statements and capital structure, and the risks and competition it faces to facilitate active and effective participation in Board meetings.  Directors are expected to maintain an attitude of constructive involvement and oversight; they are expected to ask incisive, probing questions and require accurate, honest answers; they are expected to act with integrity; and to demonstrate a commitment to the Fund, its values, its business plan and long-term stockholder value.

3.           Director responsibility is one of oversight; and in performing their oversight role, Directors rely on the competence and integrity of management.  It is the responsibility of management to operate the Fund in an effective and ethical manner in order to produce value for stockholders.

4.           The Board will select a Chairman, one or more Presidents and such other executive officers as it may determine from time to time in the best interests of the Fund.  These offices may be filled by one individual or two different individuals.

5.           All Directors are elected each year by the Fund’s stockholders at the annual meeting of stockholders.  The Board recommends to the stockholders a slate of nominees for election. The Nominating/Governance Committee (the “Nominating Committee”) is responsible for identifying candidates for appointment to the Board as independent Directors in accordance with policies and procedures adopted by it.  The Manager and the Adviser to the Fund may also appoint one individual each to serve as a member of the Board and that individual will be presented to shareholders for election at the annual meeting.  Consistent with the above, vacancies to the Board between annual meetings of stockholders are filled by the Board of Directors, the Manager or the Adviser.  Stockholders may propose nominees for consideration by the Board by submitting the names and supporting information to the Nominating Committee.

6.           Term Limits - The Board does not believe it is advisable to limit the number of terms for which an individual may serve as a director.  Directors who have served on the Board for an extended period of time are able to provide valuable insight into the Fund’s business based on their experience and understanding of the Fund’s history, policies and objectives.

7.           Retirement Policy - The Board has determined not to establish a mandatory retirement age.

8.           Director Independence - At least a majority of the Board and all of the members of the Audit Committee will at all times be comprised of Directors who qualify as independent Directors in accordance with the listing standards of the New York Stock Exchange (the “NYSE”), as amended from time to time.  No Director qualifies as “independent” under the NYSE listing standards unless the Board affirmatively determines that that the Director has no “material relationship” with the Fund

Director and Officer Compensation.

1.           The Nominating Committee shall make recommendations to the Board as to the compensation of independent Directors of the Fund and any additional compensation to independent Directors for participation on committees of the Board or for service as Chairperson of committees of the Board.  Recommendations as to compensation shall take into account the responsibilities and duties of the Directors and the chairpersons and the time required to perform those duties.

2.           It is the policy of the Fund that Interested Directors of the Fund and individuals who are officers of the Fund and who are affiliated with the Manager, Adviser or other service provider to the Fund, will not receive any additional compensation from the Fund.

Board Evaluation

1.           The Board shall conduct an annual self-assessment of the Board, which will evaluate the performance of the Board and the committees of the Board and which will include consideration of the effectiveness of the Board’s committee structure and the number of companies on whose board each Director serves.  The Board shall determine which specific areas will be evaluated pursuant to this assessment and the manner in which the assessment is to be conducted.

2.           The Board shall periodically consider, in connection with its annual assessment described above or otherwise, the responsibilities of Board committees, the continuing need for each committee, the possible need for additional committees, the desirability of combining or reorganizing committees, and making recommendations to the Board with respect to such matters.

Matters Relating to Board Meetings

1.           Board Meeting Schedule and Agenda

The Board shall meet at least quarterly. Additional meetings shall be called as the Chairman or President deems appropriate. Meetings may be held in person, or by telephone or video conference. The President will establish the agenda for each Board meeting with such input from management, the Fund’s executive Officers or the Directors as he or she shall deem appropriate.

2.           Advance Distribution of Materials

Information and data that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should generally be distributed in writing to the Directors before the meeting.  Directors should review these materials in advance of the meeting to preserve time at the meeting and to provoke questions and discussion about the material.  On occasions, material may be distributed at the meeting.

3.           Executive Session

The independent Directors will meet in executive session as necessary and will have an opportunity to meet in executive session at each regular meeting of the Board.

Committees of the Board

1.           Number of Committees

The Board will have at all times an Audit Committee and such other committees as it shall from time to time deem appropriate. All of the members of the Audit Committee will satisfy the applicable independence requirements of the NYSE.  Audit Committee members will be appointed by the Board. The Audit Committee will have its own charter.  The charter will set forth the purposes, goals and responsibilities of the committee as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and committee reporting to the Board.

2.           Committee Meetings

The chairman of a committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter.  The chairman of a committee, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda.  The chairman will periodically give a report of his or her committee’s activities to the Board.

Director Access and Stockholder Communications

1.           Director Access to Officers

Directors have full and free access to officers of the Fund.  Any meetings or contacts that a Director wishes to initiate may be arranged through the President or the Secretary or directly by the Director.  Any such contact should be done in a way that is not disruptive to the business operations of the Fund.

2.           Stockholder Communications with the Board

The Board welcomes communications from stockholders and interested parties.  Stockholders or interested parties may submit communications addressed to the Board to the Fund’s Secretary, except in situations where such communications relate to accounting matters, in which case, shareholders should send such communications to the Chairman of the Fund’s Audit Committee c/o UST Advisers, Inc. The Secretary shall forward such information to the Board. In the event no individual Director is named in the communication, the communication will be sent to the Chairman of the Board.

3.           Director Access to Outside Advisors

The Board and each committee shall have the power to hire independent legal, financial or other advisors as they may deem appropriate, without consulting or obtaining the approval of any officer of the Fund in advance.

Director Remuneration

The form and amount of director compensation will be determined by the Board after consideration of the recommendations of the Nominating Committee.  The Nominating Committee should periodically assess the level of Director compensation.  Director compensation should be consistent with market practices, but should not be set at a level that would call into question the Directors’ objectivity.  Interested Directors of the Fund and individuals who are officers of the Fund and who are affiliated with the Manager, Advisor or other service provider to the Fund will not receive any additional compensation from the Fund.

Miscellaneous

1.           Board and Committee Evaluation

Board positions should not be regarded as permanent.  Directors should serve only so long as they add value to the Board, and a Director’s ability to continue to contribute to the Board should be considered each time the Director is considered for renomination.  The Board will review and evaluate the performance of the Board and its committees annually to determine whether the Board and the committees are functioning effectively.

2.           Continuing Education

The Board recognizes the importance of continuing education for its Directors and has adopted a policy of encouraging all Directors to attend relevant industry seminars and education forums. The Board shall consider the reimbursement by the Fund of the costs associated with attendance by Directors at such programs. The Directors shall receive reports from its members and from counsel to the Fund as to matters of regulatory news, industry developments or matters of interest.

3.           Review of Governance Guidelines

The Nominating Committee shall review and assess the adequacy of these Guidelines annually and propose any necessary changes to the Board for review and approval.